SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 6, 2005

ADVANCED CELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-50295	87-0656515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

381 Plantation Street, Worcester, MA 01605
(Address of principal executive offices, including zip code)

(508) 756-1212
(Registrant’s telephone number, including area code)

A.C.T. HOLDINGS, INC.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

ITEM 7.01             REGULATION FD DISCLOSURE

On July 6, 2005, Advanced Cell Technology, Inc., a Nevada corporation (the “Company”), learned that information was unintentionally disclosed regarding a private financing transaction the Company is currently negotiating, but has not concluded. The Company is currently in negotiations regarding a potential private financing transaction that, if successfully concluded, is expected to generate proceeds in a range of approximately $5 million to $10 million.  The proposed transaction is in active negotiation and certain material terms and conditions have not been finalized. There can be no assurance regarding whether the financing will occur, and if it does occur, what the terms and conditions included in the proposed financing will be.

This filing does not and will not constitute an offer to sell or the solicitation of an offer to buy the securities contemplated to be issued in connection with the proposed  financing, nor shall there be any sale of such securities in any state in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. The securities contemplated by the financing have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This filing is being made pursuant to and in accordance with Rule 135c under the Securities Act of 1933 and Regulation FD.

The statement that the Company is “flush with cash” included in the unintentional disclosure is not accurate and should not be relied upon. The Company’s liquidity and cash position are reported in the Company’s Form 10-QSB filed with the Commission on May 23, 2005.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED CELL TECHNOLOGY, INC.

	By:	/s/ William M. Caldwell, IV
William M. Caldwell, IV
Chief Executive Officer

Dated: July 7, 2005